  EXHIBIT 9.1

April 27, 2026

Securities and Exchange Commission

Division of Corporation Finance

100 F Street NE

Washington, DC 20549

Re: Epilog Imaging Systems, Inc.

Ladies and Gentlemen:

We have read Item 6. Other Information included in the Form 1‐K of Epilog Imaging Systems, Inc. that we understand will be filed on or about April 27, 2026. We are in agreement with the statements made, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Fruci & Associates II, PLLC